UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 24, 2016

Paperweight Development Corp.

(Exact name of registrant as specified in its charter)

Delaware	333-82084-01	39-2014992
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

825 East Wisconsin Avenue, P.O Box 359, Appleton, Wisconsin		54912-0359
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code 920-734-9841

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On June 24, 2016, Appvion, Inc. (“Appvion”), a wholly-owned subsidiary of Paperweight Development Corp. (the “Company”), entered into a fourth amendment (the “Fourth Amendment”) to its existing Credit Agreement dated as of June 28, 2013 by and among Appvion, Inc., as Borrower, Paperweight Development Corp., as Holdings, Jeffries Finance LLC, as administrative agent (the “Administrative Agent”), and Fifth Third Bank, as revolver agent, swing line lender and L/C issuer and the lenders party thereto, as amended by the First Amendment to Credit Agreement, dated as of November 11, 2013, the Second Amendment to Credit Agreement, dated as of November 11, 2014, and the Third Amendment to Credit Agreement, dated as of August 3, 2015 (as amended, the “Credit Agreement”).

The Fourth Amendment agreed upon by the Company, the Required Lenders (as defined in the Credit Agreement) and the Administrative Agent amends the definition of “Consolidated EBITDA” to provide, in the calculation of Consolidated EBITDA, for an additional add-back to Consolidated Net Income for cash, fees and/or expenses paid or incurred in connection with certain financial and advisory services provided to the Company and Appvion in an aggregate amount not to exceed $6,500,000.

The description above of the Fourth Amendment is qualified in its entirety by reference to the complete text of the Fourth Amendment, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits

(d) Exhibit 10.1	Fourth Amendment to Credit Agreement, dated as of June 24, 2016, among Appvion, Inc., as Borrower, Paperweight Development Corp., as Holdings, Jeffries Finance LLC, as administrative agent and the lenders party thereto.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 27, 2016

By:	/s/ Thomas J. Ferree
Senior Vice President Finance, Chief Financial Officer and Treasurer

Exhibit Index

Exhibit No.	Description

Exhibit 10.1	Fourth Amendment to Credit Agreement, dated as of June 24, 2016, among Appvion, Inc., as Borrower, Paperweight Development Corp., as Holdings, Jeffries Finance LLC, as administrative agent and the lenders party thereto.